Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

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[     ] Preliminary Proxy Statement
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[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-12

Foot Locker, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING

AND

PROXY STATEMENT

112 West 34th Street
New York, New York 10120

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

DATE:	May 25, 2005

TIME:	9:00 A.M., local time

PLACE:	Foot Locker, Inc., 112 West 34th Street, New York, New York 10120

RECORD DATE:	Shareholders of record on April 1, 2005 can vote at this meeting.

ANNUAL REPORT:	Our 2004 annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.

ITEMS OF BUSINESS:	(1)	To elect four members to the Board of Directors to serve for three-year terms and one member to the Board of Directors to serve for a one-year term.

	(2)	To ratify the appointment of KPMG LLP as our independent auditors for the 2005 fiscal year.

	(3)	To transact such other business as may properly come before the meeting and at any adjournment or postponement.

PROXY VOTING:	YOUR VOTE IS IMPORTANT TO US. Please vote in one of these ways:

	(1)	Use the toll-free telephone number shown on your proxy card;

	(2)	Visit the web site listed on your proxy card to vote via the Internet;

	(3)	Follow the instructions on your proxy materials if your shares are held in street name; or

	(4)	Complete and promptly return your proxy card in the enclosed postage-paid envelope.

Even if you plan to attend the annual meeting, we encourage you to vote in advance using one of these methods.

GARY M. BAHLER Secretary

April 8, 2005

112 West 34th Street
New York, New York 10120

PROXY STATEMENT

General Information

      We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Foot Locker, Inc. for the 2005 annual meeting of shareholders and for any adjournments or postponements of this meeting. We are holding this annual meeting on May 25, 2005 at 9:00 A.M. In this proxy statement we refer to Foot Locker, Inc. as “Foot Locker,” “the Company,” “we,” or “us.” We intend to mail this proxy statement and the proxy card to shareholders beginning on or about April 8, 2005.

      A copy of the Company's 2004 Form 10-K was mailed to you along with this proxy statement. You may obtain without charge an additional copy by writing to our Investor Relations Department at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. It is also available free of charge through our corporate web site at www.footlocker-inc.com.

Admission to the Meeting

      Attendance at the meeting will be limited to shareholders as of the record date (or their authorized representatives) having an admission ticket or evidence of their share ownership, and guests of the Company. Seating at the meeting will be limited. If you plan to attend the meeting, please mark the appropriate box on your proxy card, and we will mail an admission ticket to you. You may also request an admission ticket if you are voting by telephone or via the Internet by responding to the appropriate prompts offered in those methods.

      If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement, to the Corporate Secretary at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. If you do not obtain an admission ticket, you must show proof of your ownership of the Company's Common Stock at the registration table at the door.

Outstanding Voting Stock and Record Date

      The only voting securities of Foot Locker are the shares of Common Stock. Only shareholders of record on the books of the Company at the close of business on April 1, 2005, which is the record date for this meeting, are entitled to vote at the annual meeting and any adjournments or postponements. Each share is entitled to one vote. There were 156,521,613 shares of Common Stock outstanding on the record date. The enclosed proxy card shows the number of shares of Common Stock registered in the name of each shareholder of record on the record date.

Shares Held in Employee Plans

      If you hold shares of Foot Locker Common Stock through the Foot Locker 401(k) Plan or the Foot Locker Puerto Rico 1165(e) Plan, the enclosed proxy card also shows the number of shares allocated to your plan account. Your proxy card will serve as a voting instruction card for the trustees of the plans, who will vote the shares. The trustees will vote only those shares for which voting instructions have been given. To allow sufficient time for voting by the trustees of these plans, your voting instructions must be received by May 20, 2005.

Vote Required

      Directors must be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast at the meeting will be required to approve the ratification of the appointment of independent accountants.

Method of Counting Votes

      Votes will be counted and certified by independent inspectors of election. New York law and our By-laws require that a majority of the votes that shareholders are entitled to cast be present either in person or by proxy to constitute a quorum for the transaction of business. Under New York law, abstentions and broker non-votes are not counted in determining the votes cast for any proposal. Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for those individuals. Broker non-votes occur when brokers or other entities holding shares for an owner in street name do not receive voting instructions from the owner on non-routine matters and, consequently, have no discretion to vote on those matters. If a proposal is routine under the rules of the New York Stock Exchange, then the brokers or other entities may vote the shares held by them even though they have not received instructions from the owner.

      The Company's Certificate of Incorporation and By-laws do not contain any provisions on the effect of abstentions or broker non-votes.

Confidential Voting

      Our policy is that shareholders are to be provided privacy in voting. All proxy cards, voting instructions, ballots and voting tabulations identifying shareholders are held permanently confidential from the Company, except (i) as necessary to meet any applicable legal requirements, (ii) when disclosure is expressly requested by a shareholder or where a shareholder makes a written comment on a proxy card, (iii) in a contested proxy solicitation, or (iv) to allow independent inspectors of election to tabulate and certify the vote. The tabulators and inspectors of election are independent and are not employees of Foot Locker.

Method and Cost of Proxy Solicitation

      Proxies may be solicited, without additional compensation, by directors, officers or employees of the Company by mail, telephone, facsimile, telegram, in person or otherwise. We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials. In addition, we will request banks, brokers and other custodians, nominees and fiduciaries to deliver proxy material to the beneficial owners of the Company's Common Stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, we have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses.

How to Vote Your Shares

Vote by Telephone

      If you are located within the United States or Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 9:00 A.M. on May 25, 2005. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

Vote by Internet

      You can also choose to vote via the Internet. The web site for Internet voting is listed on your proxy card. Internet voting is available 24 hours a day and will be accessible until 9:00 A.M. on May 25,

2005. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. If you are an owner in street name, please follow the instructions that accompany your proxy materials.

Vote by Mail

      If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

      You may also vote by ballot at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

      All shares that have been properly voted and not revoked will be voted at the annual meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Voting on Other Matters

      If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we did not know of any other matter to be raised at the annual meeting.

Revoking Your Proxy

      You may revoke your proxy at any time prior to its use by submitting to the Company a written revocation, submitting a duly executed proxy bearing a later date, or providing subsequent telephone or Internet voting instructions. In addition, any shareholder who attends the meeting in person may vote by ballot at the meeting, which would cancel any proxy previously given.

Householding Information

      Foot Locker has adopted a policy called “householding” for mailing the annual report and proxy statement which is intended to reduce printing costs and postage fees. The process of householding means that shareholders of record who share the same address and same last name will receive only one copy of our annual report and proxy statement unless we receive contrary instructions from any shareholder at that address. We will continue to mail a proxy card to each shareholder of record. Householding will not in any way affect the mailing of dividend checks.

      If you would prefer to receive multiple copies of the Company's proxy statement and annual report at the same address, we will send additional copies to you promptly upon request. If you are a shareholder of record, you may call our transfer agent, The Bank of New York, at 1-866-857-2216 or write to the Corporate Secretary at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

      Shareholders who hold their shares in street name through a broker, bank or other nominee, may request additional copies of the annual report and proxy statement or may request householding by notifying their broker, bank or other nominee.

Electronic Access to the Proxy Statement and Annual Report

      Our proxy statement and annual report are located on our corporate web site at www.footlocker-inc.com. Many shareholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may give your consent to access these materials in the future on the Internet by going to https://www.giveconsent.com/fl and following the instructions on that site or, if you vote by telephone or on the Internet, by following the instructions provided. If you choose to access future annual reports and proxy statements on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise in writing.

      Beneficial shareholders who hold their shares in street name through a broker, bank, or other nominee should refer to the information provided by their broker, bank or nominee for instructions on how to elect access to future annual reports and proxy statements on the Internet. Most beneficial shareholders who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

Directors and Executive Officers

      The table below sets forth, as reported to the Company, the number of shares of Common Stock beneficially owned as of April 1, 2005, by each of the directors and the named executive officers. The table also shows the beneficial ownership of the Company's stock by all directors, the named executive officers and the executive officers as a group on that date, including shares of Common Stock that they have a right to acquire within 60 days after April 1, 2005 by the exercise of stock options.

      No director, named executive officer or executive officer beneficially owned one percent or more of the total number of outstanding shares of Common Stock as of April 1, 2005.

      Except as otherwise noted in a footnote below, each person has sole voting and investment power with respect to the number of shares shown.

Amount and Nature of Beneficial Ownership

Name	Common Stock Beneficially Owned Excluding Stock Options(a)		Stock Options Exercisable Within 60 Days After 4/1/05	Deferred Stock Units Beneficially Owned(b)	Total Shares of Common Stock Beneficially Owned
J. Carter Bacot	74,028		2,019	—	76,047
Gary M. Bahler	102,972		209,834	—	312,806
Jeffrey L. Berk	32,421		207,332	—	239,753
Purdy Crawford	42,223	(c)	19,203	—	61,426
Nicholas DiPaolo	7,155	(d)	10,225	—	17,380
Alan D. Feldman	500		0	—	500
Philip H. Geier Jr	28,144		19,203	—	47,347
Jarobin Gilbert Jr	3,221		19,203	—	22,424
Bruce L. Hartman	87,918		103,166	—	191,084
Richard T. Mina	254,514		239,170	—	493,684
James E. Preston	48,678		19,203	—	67,881
David Y. Schwartz	12,275		19,203	3,579	35,057
Matthew D. Serra	625,266		766,666	—	1,391,932
Christopher A. Sinclair	14,299		19,203	—	33,502
Cheryl Nido Turpin	5,964		14,498	1,254	21,716
Dona D. Young	7,356		14,498	7,159	29,013
All 21 directors and executive officers as a group, including the named executive officers	1,593,271		2,109,712	11,992	3,714,975	(e)

(a)	This column includes shares held in the Company's 401(k) Plan.
(b)	Reflects the number of deferred stock units credited as of April 1, 2005 to the account of the directors who elected to defer all or part of their annual retainer fee under the 2002 Directors Stock Plan. These units are payable solely in shares of the Company's Common Stock following termination of service as a director. The deferred stock units do not have current voting or investment power.

(c)	35,520 shares are held by a private Canadian company of which Mr. Crawford is the sole director and officer. Mr. Crawford and a family trust are the shareholders of the private company, with Mr. Crawford holding voting control.
(d)	Includes 150 shares held by spouse.
(e)	This figure represents approximately 2.37 percent of the shares of Common Stock outstanding at the close of business on April 1, 2005.

Persons Owning More Than Five Percent of the Company's Stock

      Following is information regarding shareholders who beneficially own more than five percent of the Company's Common Stock according to documents filed by those shareholders with the SEC. To the best of our knowledge, there are no other shareholders who beneficially own more than five percent of a class of the Company's voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp, Edward C. Johnson 3d and Abigail P. Johnson 82 Devonshire Street Boston, MA 02109	11,749,170	(a)	7.536%	(a)
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	11,007,105	(b)	7.06%	(b)
Merrill Lynch & Co., Inc World Financial Center North Tower 250 Vesey Street New York, NY 10381	9,703,545	(c)	6.22%	(c)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	9,440,600	(d)	6.055%	(d)

(a)	Reflects shares beneficially owned as of December 31, 2004, according to Amendment No. 1 to Schedule 13G filed with the SEC. As reported in this schedule, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 11,368,438 shares. Edward C. Johnson 3d, FMR through its control of Fidelity, and the funds each has sole power to dispose of the 11,368,438 shares owned by the funds. Fidelity Management Trust Company (“Trust Company”), a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 52,300 shares. Edward C. Johnson 3d and FMR, through its control of Trust Company, each has sole dispositive power over 52,300 shares and sole power to vote or direct the voting of 52,300 shares. FMR's beneficial ownership also includes 1,111 shares beneficially owned through Strategic Advisers, Inc., a wholly owned subsidiary of FMR and an investment adviser providing advisory services to individuals. Approximately 49 percent of the voting power of FMR is owned by members of Mr. Johnson's family. Mr. Johnson, Ms. Johnson and members of the Johnson family form a controlling group with respect to FMR. Mr. Johnson is Chairman and Ms. Johnson serves as a Director of FMR. Fidelity International Limited (Pembroke Hall, 42 Crowlane, Hamilton, Bermuda), an investment adviser, beneficially owned 327,321 shares as of December 31, 2004 and has the sole power to vote and dispose of these shares.
(b)	Reflects shares beneficially owned as of December 31, 2004, according to Amendment No. 2 to Schedule 13G filed with the SEC. As reported in this schedule, Lord, Abbett & Co. LLC, an investment adviser, holds sole voting and dispositive power with respect to the 11,007,105 shares.

(c)	Reflects shares beneficially owned as of December 31, 2004 by Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers (“MLIM”)) according to Amendment No. 1 to Schedule 13G filed with the SEC. Merrill Lynch & Co., Inc. (on behalf of MLIM), an investment adviser, reported shared voting and dispositive power with respect to 9,703,545 shares.
(d)	Reflects shares beneficially owned as of December 31, 2004, according to Amendment No. 2 to Schedule 13G filed with the SEC. As reported in this schedule, Wellington Management Company, LLP, an investment adviser, holds shared voting power with respect to 7,185,900 shares and shared dispositive power with respect to 9,440,600 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers file with the SEC and The New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. These persons are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 2004 fiscal year, the directors and executive officers complied with all applicable SEC filing requirements.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

      The Board of Directors has adopted Corporate Governance Guidelines. The Board expects periodically to review and may, if appropriate, revise the Guidelines. The Corporate Governance Guidelines are available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. A printed copy of the Guidelines may also be obtained upon request by writing to the Corporate Secretary at the Company's headquarters.

Committee Charters

      The Board of Directors has adopted charters for the Audit Committee, the Compensation and Management Resources Committee, the Finance and Strategic Planning Committee, the Nominating and Corporate Governance Committee, and the Retirement Plan Committee. Copies of the charters for these committees are available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. Printed copies of these charters may also be obtained upon request by writing to the Corporate Secretary at the Company's headquarters.

Director Independence

      The Board believes that a significant majority of the members of the Board should be independent, as determined by the Board in accordance with the criteria established by The New York Stock Exchange. The Nominating and Corporate Governance Committee will review, on an annual basis, any relationships between outside directors and the Company that may affect independence. Currently, only one of the 12 members of the Board of Directors serves as an officer of the Company, and 10 of the 12 directors are independent under the criteria established by The New York Stock Exchange.

Lead Director

      J. Carter Bacot has served as the lead director since February 1, 2004.

Executive Sessions of Non-Management Directors

      The Board of Directors holds regularly scheduled executive sessions of non-management directors. J. Carter Bacot, as lead director, presides at executive sessions of the non-management directors. In addition, the Board holds an executive session of the independent directors at which the Chair of the Nominating and Corporate Governance Committee presides.

Board Members' Attendance at Annual Meetings

      Although the Company does not have a policy on Board members' attendance at annual shareholders' meetings, we encourage each director to attend these important meetings. The annual meeting is normally scheduled on the same day as a Board of Directors' meeting. In 2004, 10 out of the 11 directors who were then serving attended the 2004 annual shareholders' meeting.

New Director Orientation

      We have an orientation program for new directors, which is intended to educate the new director on the Company and the Board's practices. At the orientation, the newly elected director generally meets with the Company's Chief Executive Officer, the General Counsel and Secretary, the Chief Financial Officer, as well as with other senior financial officers of the Company, to review the business operations, financial matters, investor relations, corporate governance policies, and the composition of the Board and its committees. Additionally, he or she has the opportunity to visit our stores at the Company's New York headquarters, or elsewhere, with a senior division officer for an introduction to store operations.

Payment of Directors Fees in Stock

      The non-employee directors receive one-half of their annual retainer fees, including committee chair retainer fees, in shares of the Company's Common Stock, with the balance payable in cash. Directors may elect to receive up to 100 percent of their fees in stock.

Director Retirement

      The Board has established a policy that directors resign from the Board at the annual meeting of shareholders following the director's 72nd birthday. As part of the Nominating and Corporate Governance Committee's regular evaluation of the Company's directors and the overall needs of the Board, the Nominating and Corporate Governance Committee may ask a director to remain on the Board for an additional period of time beyond age 72, or to stand for re-election after reaching age 72. In no event, however, shall any director remain on the Board beyond the date of the annual meeting of shareholders following the director's 75th birthday.

      The Board has established a policy that any director who experiences a change in his or her principal employment position shall submit a letter of resignation to the Chair of the Nominating and Corporate Governance Committee. That committee shall promptly consider the letter of resignation and shall either accept or reject it.

Communications with the Board of Directors

      The Board of Directors has established a procedure for shareholders to send communications to the Board of Directors. Shareholders desiring to communicate directly with the outside directors of the Company should send a letter to: Board of Directors, c/o Secretary, Foot Locker, Inc., 112 West 34th Street, New York, NY 10120. Upon receipt of any such communication, the Secretary shall promptly send a copy of the communication to the lead director and the Chair of the Nominating and Corporate Governance Committee. The lead director or the Chair of the Nominating and Corporate Governance Committee may direct the Secretary to send a copy of such communication to the other outside directors and may determine whether a meeting of the outside directors should be called to review such communication.

      A copy of the Procedures for Shareholder Communication with the Board of Directors is available on the Company's corporate web site at www.footlocker-inc.com. A printed copy may also be obtained upon request by writing to the Corporate Secretary at the Company's headquarters.

Retention of Outside Advisors

      The Board of Directors and all of its committees have authority to retain the services of outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by the Audit Committee and report directly to the Audit Committee. In addition, the internal auditors are selected by the Audit Committee and are ultimately accountable to the Audit Committee. Similarly, consultants retained by the Compensation and Management Resources Committee to assist it in the evaluation of senior executives' compensation report directly to that committee.

Code of Business Conduct

      The Company has adopted a Code of Business Conduct for directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. A copy of the Code of Business Conduct is available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. A printed copy of the Code of Business Conduct may also be obtained upon request by writing to the Corporate Secretary at the Company's headquarters.

      Any waivers of the Code of Business Conduct for directors and executive officers must be approved by the Audit Committee. We intend to disclose promptly amendments to the Code of Business Conduct and waivers of the Code for directors and executive officers on the corporate governance section of the Company's corporate website at www.footlocker-inc.com.

BOARD OF DIRECTORS

Organization and Powers

      The Board of Directors has responsibility for establishing broad corporate policies, reviewing significant developments affecting Foot Locker, and monitoring the general performance of the Company. Our By-laws provide for a Board of Directors consisting of not less than 9 nor more than 17 directors, the exact number to be determined, from time to time, by resolution adopted by a majority of the entire Board. The size of the Board is currently fixed at 12 directors.

      The Board held four meetings during 2004 and each director attended at least 75 percent of the aggregate total number of meetings of the Board and of meetings held by all committees of which he or she was a member.

Independence

      Pursuant to the rules of the New York Stock Exchange, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that the following directors are independent because they have no material relationship to the Company other than their position as directors of the Company:

Purdy Crawford	James E. Preston
Nicholas DiPaolo	David Y. Schwartz
Alan D. Feldman	Christopher A. Sinclair
Philip H. Geier Jr.	Cheryl Nido Turpin
Jarobin Gilbert Jr.	Dona D. Young

      In making its decision on independence, the Board of Directors considered Purdy Crawford's position as counsel to the Toronto law firm of Osler, Hoskin & Harcourt LLP (“OH&H”), a firm that has provided legal services to the Company. Mr. Crawford has advised the Company that, while OH&H provides him with an office and administrative support, the firm provided him with no remuneration in 2004. The Board has determined that Mr. Crawford is independent because he received no direct compensation from OH&H, he is not an employee, equity partner, or manager of OH&H, and he is not involved in the provision of services to the Company.

      The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee has determined that Matthew D. Serra and J. Carter Bacot are not independent because

Mr. Serra is an executive officer of the Company and Mr. Bacot received direct compensation from the Company in excess of $100,000 per year in his role as non-executive Chairman of the Board from March 2001 to January 2004.

      The Board of Directors has determined that all members of the Audit Committee, the Compensation and Management Resources Committee and the Nominating and Corporate Governance Committee are independent as defined under the listing standards of The New York Stock Exchange.

Committees of the Board of Directors

      The Board has delegated certain duties to committees, which assist the Board in carrying out its responsibilities. There are six standing committees of the Board. Each director serves on at least one committee. The committee memberships, the number of meetings held during 2004, and the functions of the committees are described below.

Audit Committee	Compensation and Management Resources Committee	Finance and Strategic Planning Committee	Nominating and Corporate Governance Committee	Retirement Plan Committee	Executive Committee
P. Crawford*	J. E. Preston*	C. A. Sinclair*	J. Gilbert Jr.*	J. C. Bacot*	J. C. Bacot*
N. DiPaolo	P. Crawford	J. C. Bacot	J. E. Preston	N. DiPaolo	P. Crawford
J. Gilbert Jr.	P. H. Geier Jr.	N. DiPaolo	C. Turpin	B. L. Hartman	J. Gilbert Jr.
D. Y. Schwartz	C. A. Sinclair	A. D. Feldman	D. D. Young	L. J. Petrucci	J. E. Preston
D. D. Young	C. Turpin	P. H. Geier Jr.		M. D. Serra	M. D. Serra
		J. E. Preston			C. A. Sinclair
D. Y. Schwartz

* Committee Chair

      Audit Committee. The committee held 11 meetings in 2004.

      The Board of Directors and the committee have approved a charter governing the committee. A copy of the charter is available on the corporate governance section of the Company's corporate web site at www.footlocker-inc.com. The report of the Audit Committee appears on Page 29. The Board of Directors has determined that the Company has at least one audit committee financial expert, as defined under the rules of the Securities Exchange Act of 1934 (the “Exchange Act”), serving on the Audit Committee. David Y. Schwartz has been designated as the audit committee financial expert. Mr. Schwartz is independent under the rules of The New York Stock Exchange and the Exchange Act.

      The committee assists the Board in fulfilling its oversight responsibilities in the following areas: (i) accounting policies and practices, (ii) the integrity of the Company's financial statements, (iii) compliance with legal and regulatory requirements, (iv) the qualifications, independence, and performance of the independent accountants, and (v) the qualifications and performance of the internal audit function. The committee appoints the independent accountants and the internal auditors and is responsible for approving the independent accountants' and internal auditors' compensation.

      The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

      Finance and Strategic Planning Committee. The committee held ten meetings in 2004.

      The committee (i) reviews the overall strategic and financial plans of Foot Locker, including capital expenditure plans, (ii) considers proposed debt or equity issues of the Company, (iii) reviews acquisition and divestiture proposals, and (iv) reviews reports of the Retirement Plan Committee with regard to the asset allocation and investment performance of the pension funds of the Company.

      Compensation and Management Resources Committee. The committee held four meetings in 2004. The committee's report appears on Page 21.

      The committee determines compensation for the Company's officers and some aspects of compensation for certain other executives of the Company and its operating divisions. The committee,

or its sub-committee, also administers the Company's various compensation plans, including the incentive and deferred compensation plans, the equity-based compensation plans and the employees stock purchase plan. Members of the committee are not eligible to participate in any of these plans. The committee has the authority to retain an outside compensation consultant, reporting directly to the committee, to assist it in evaluating executive compensation and benefits matters. The committee also reviews and makes recommendations to the Board of Directors regarding executive development and succession, including for the position of Chief Executive Officer.

      Nominating and Corporate Governance Committee. The committee held three meetings in 2004.

      The committee has responsibility for overseeing matters of corporate governance affecting Foot Locker, including developing and recommending criteria and policies relating to service and tenure of directors. The committee is responsible for collecting the names of potential nominees to the Board, reviewing the background and qualifications of potential candidates for Board membership, and making recommendations to the Board for the nomination and election of directors. The committee also reviews membership on the committees of the Board and makes recommendations with regard to committee members and chairs. In addition, the committee periodically reviews the form and amount of directors compensation.

      The Nominating and Corporate Governance Committee may, from time to time, establish criteria for candidates for Board membership. These criteria shall include area of expertise, diversity of experience, independence, commitment to representing the long-term interests of the Company's stakeholders, and other relevant factors, taking into consideration the needs of the Board and the Company and the mix of expertise and experience among current directors.

      The committee continuously maintains a working list of potential director nominees suggested by members of the committee, current and former members of the Board, and members of management. The committee also will consider nominees to the Board of Directors recommended by shareholders that comply with the provisions of the Company's By-Laws and relevant law, regulation, or stock exchange rules. The procedures for shareholders to follow to propose a potential director candidate are described on Page 30. From time to time the committee may retain the services of a third party search firm to identify potential director candidates. After a potential nominee is identified, the committee chair will review his or her biographical information and discuss with the other members of the committee whether to request additional information about the individual or to schedule a meeting with the potential candidate. The committee's screening process for director candidates is the same regardless of the source who identified the potential candidate. The committee's determination on whether to proceed with a formal evaluation of a potential candidate is based on the person's experience and qualifications, as well as the current composition of the Board and its anticipated future needs.

      Alan D. Feldman, who has been nominated to stand for election as a director at the 2005 annual meeting, was elected a director by the Board of Directors effective February 1, 2005. Mr. Feldman was recommended initially by Jarobin Gilbert Jr., Chair of the Nominating and Corporate Governance Committee.

      Retirement Plan Committee. The committee held five meetings in 2004.

      The committee has responsibility to supervise the investment of the assets of the Company's United States retirement plans and to appoint, review the performance of and, if appropriate, replace, the trustee of the Company's pension trust and the investment manager responsible for managing the funds of such trust. The committee also has certain administrative responsibilities with regard to the United States retirement plans of the Company.

      Executive Committee. The committee did not meet in 2004.

      Except for certain matters reserved to the Board, the committee has all of the powers of the Board in the management of the business of the Company during intervals between Board meetings.

Directors Compensation and Benefits

Fiscal 2004 Compensation of Non-employee Directors

Director	Annual Retainer/Committee Chair Retainer Paid in Cash $	Annual Retainer/Committee Chair Retainer Paid in Stock		Lead Director Fee Paid in Cash $	Meeting Fees $	Total
J. C. Bacot	33,438	32,500		50,000	20,500	136,438
P. Crawford	33,542	32,500		—	18,500	84,542
N. DiPaolo	30,833	30,000		—	30,000	90,833
A. Feldman**	—	—		—	—	—
P. Geier Jr.	30,833	30,000		—	16,500	77,333
J. Gilbert Jr.	33,438	32,500		—	17,500	83,438
J. Preston	33,438	32,500		—	19,000	84,938
D. Schwartz	30,833	30,000	*	—	25,500	86,333
C. Sinclair	33,438	32,500		—	18,000	83,938
C. Turpin	29,167	30,000	*	—	8,000	67,167
D. Young	—	60,000	*	—	15,500	75,500

 * Payment deferred under the Foot Locker 2002 Directors Stock Plan.
** Did not serve as a director during the 2004 fiscal year.

      Non-employee Directors. Non-employee directors receive an annual retainer fee, meeting fees for attendance at each Board and committee meeting, and a stock option grant. Committee chairs receive an additional retainer fee. No additional compensation is paid to any director who is also an employee of the Company for service on the Board or any committee. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, approved increases in the annual retainer fee, committee chair retainer fee, and meeting fees, as described below, effective January 1, 2005. The amounts paid to each non-employee director for the 2004 fiscal year, including amounts deferred under the Foot Locker 2002 Directors Stock Plan, are reported in the table above. The cash retainer/committee chair retainer fees and meeting fees reported in this table include, where applicable, one month during the 2004 fiscal year paid at the increased rate of compensation.

•	Annual Retainer. The annual retainer fee was $60,000 prior to January 1, 2005, payable one-half in cash and one-half in shares of the Company's Common Stock under the Foot Locker 2002 Directors Stock Plan. Directors may elect to receive up to 100 percent of their annual retainer fees, including committee chair retainer fees, in stock. The annual retainer fee was increased to $80,000 effective January 1, 2005 and continues to be payable one-half in cash and one-half in stock.

The number of shares paid to the directors for their annual retainer fee is determined by dividing the applicable retainer amount by the average price of a share of stock on the last business day preceding the July 1 payment date.

•	Committee Chair Retainers. The annual retainer fee for the committee chairs was $5,000 prior to January 1, 2005. The committee chair retainers are paid in the same form as the directors' annual retainers. No additional annual retainer fee is paid to the chair of the Executive Committee. Effective January 1, 2005, the chair of the Audit Committee receives an additional annual retainer of $10,000, and the chairs of each of the Compensation and Management Resources Committee, the Nominating and Corporate Governance Committee, the Finance and Strategic Planning Committee, and the Retirement Plan Committee receive an additional annual retainer of $7,500.

•	Meeting Fees. The meeting fee was $1,000 for each Board and committee meeting attended prior to January 1, 2005. The meeting fee was increased to $1,500 effective January 1, 2005.

•	Stock Option Grants. Directors receive a stock option grant on the first business day of each fiscal year. Beginning with the 2005 fiscal year, directors who are initially elected to the Board after the first day of the fiscal year are granted a stock option effective on the date of the first Board meeting attended by the new director in the fiscal year of his or her election. The number of options granted is calculated by dividing $50,000 by the average of the high and low prices of a share of the Company's Common Stock on the first business day of the fiscal year. The per-share exercise price of each stock option granted may not be less than the fair market value of a share of Common Stock on the date of grant. Options granted in 2004 vest one year following the date of grant. Vested options may remain exercisable for one year following a director's termination of service as a director. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

During 2004, each non-employee director, other than Alan Feldman who did not serve as a director in 2004, received a stock option grant covering 2,019 shares at an exercise price of $24.755 per share.

•	Miscellaneous. Directors and their immediate families are eligible to receive discounts on purchases of merchandise from our stores, catalogs and Internet sites. The Company reimburses non-employee directors for their reasonable expenses in attending meetings of the Board and committees, including travel expenses to and from meetings.

      Deferral Election. Non-employee directors may elect under the Foot Locker 2002 Directors Stock Plan to receive all or a portion of the cash component of their annual retainer (including committee chair retainers) in the form of deferred stock units or to have such amounts placed in an interest account. Directors may also elect to receive all or part of the stock component of their annual retainers in the form of deferred stock units. The interest account is a hypothetical investment account bearing interest at the rate of 120 percent of the applicable federal long-term rate, compounded annually, and set as of the first day of each plan year. A stock unit is an accounting equivalent of one share of the Company's Common Stock.

      Lead Director

      J. Carter Bacot has served as the lead director since February 1, 2004, and we pay him an additional annual cash retainer of $50,000 for his services in this capacity. We also provide Mr. Bacot with an office and administrative support.

Directors' Retirement Plan

      The Directors' Retirement Plan was frozen as of December 31, 1995. Consequently, only two of the current directors, who had completed at least five years of service as a director on the date the plan was frozen, are entitled to receive a retirement benefit under this plan. Under the Directors' Retirement Plan, an annual retirement benefit of $24,000 will be paid to a qualified director for the lesser of the number of years of his or her service as a director or 10 years. Payment of benefits under this plan generally begins on the later of the director's termination of service as a director or the attainment of age 65.

Directors and Officers Indemnification and Insurance

      We have purchased directors and officers liability and corporation reimbursement insurance from a group of insurers comprising ACE American Insurance Co., St. Paul Mercury Insurance, RLI Insurance Co., American Alternative Insurance Company, American Casualty Company of Reading, PA (CNA) and Allied World Assurance Company, Ltd. These policies insure the Company and all of the Company's wholly owned subsidiaries. They also insure all of the directors and officers of the Company and the covered subsidiaries. The policies were written for a term of 12 months, from September 12, 2004 until September 12, 2005. The total annual premium for these policies, including fees, is $1,548,775. Directors and officers of the Company, as well as all other employees with fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended, are insured under policies issued by a group of insurers comprising Zurich American Insurance Co., St. Paul Mercury Insurance, American Casualty Company of Reading PA (CNA) and RLI Insurance Co., which have a total premium of $497,500 for the 12-month period ending September 12, 2005.

      The Company has entered into indemnification agreements with its directors and officers, as approved by shareholders at the 1987 annual meeting.

Transactions with Management and Others

      Foot Locker and its subsidiaries have had transactions in the normal course of business with various other corporations, including certain corporations whose directors or officers are also directors of the Company. The amounts involved in these transactions have not been material in relation to the businesses of the Company or its subsidiaries, and it is believed that these amounts have not been material in relation to the businesses of the other corporations. In addition, it is believed that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties. It is anticipated that transactions with such other corporations will continue in the future. As noted on Page 8, Purdy Crawford is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP, which provides legal services to the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position(a)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(b)		Restricted Stock ($)(c)(d)(e)	Securities Underlying Option/SARs (#)	LTIP Payouts ($)(f)	All Other Compensation ($)(g)

Matthew D. Serra Chairman, President and Chief Executive Officer	2004 2003 2002	1,500,000 1,500,000 1,200,000	1,662,000 2,538,000 1,192,483	40,550 38,110 33,141		1,916,250 5,716,000 -0-	100,000 100,000 200,000	2,117,700 1,423,776 1,931,274	1,738 2,000 2,000
Richard T. Mina President and Chief Executive Officer, Foot Locker, Inc.-U.S.A.	2004 2003 2002	737,500 700,000 581,250	408,575 592,200 176,027	42,479 324,712 26,319	(h) (h)	1,892,250 1,010,000 -0-	80,000 100,000 50,000	941,200 507,548 450,000	4,963 2,998 2,431
Bruce L. Hartman Executive Vice President and Chief Financial Officer	2004 2003 2002	600,000 593,750 558,807	332,400 502,313 308,506	25,792 26,799 24,820		756,900 307,500 -0-	32,000 40,000 50,000	936,675 646,533 869,372	7,366 7,817 7,599
Gary M. Bahler Senior Vice President, General Counsel and Secretary	2004 2003 2002	465,000 443,750 418,750	257,610 375,413 231,183	23,276 23,185 21,860		756,900 307,500 -0-	32,000 40,000 47,500	692,325 474,592 630,000	3,868 4,049 3,900
Jeffrey L. Berk Senior Vice President- Real Estate	2004 2003 2002	436,688 433,775 421,250	241,925 366,974 232,563	1,606 1,789 764		-0- 307,500 -0-	32,000 40,000 47,500	692,325 486,457 719,238	-0- -0- -0-

(a)	The named executive officers held the following positions with the Company during the periods covered in the above table:

	•	M. D. Serra was elected Chairman of the Board effective February 1, 2004. He has served as President and Chief Executive Officer since March 4, 2001. He served as President and Chief Operating Officer from April 12, 2000 to March 3, 2001 and as Chief Operating Officer from February 9, 2000 to April 11, 2000. He was President and Chief Executive Officer of Foot Locker Worldwide prior to February 9, 2000.

	•	R. T. Mina has served as President and Chief Executive Officer of Foot Locker, Inc.-U.S.A. since February 2, 2003. He previously served as President and Chief Executive Officer of the Company's Champs Sports division from April 13, 1999 to February 1, 2003.

	•	B. L. Hartman has served as Executive Vice President and Chief Financial Officer since April 18, 2002; he previously served as Senior Vice President and Chief Financial Officer from February 27, 1999 to April 17, 2002.

	•	G. M. Bahler has served as Senior Vice President since August 12, 1998; General Counsel since February 1, 1993; and Secretary since February 1, 1990.

	•	J. L. Berk has served as Senior Vice President-Real Estate since February 9, 2000. He was President-North America of Foot Locker Realty prior to February 9, 2000.

(b)	This column includes executive perquisites, which are valued at the actual cost to the Company of providing the personal benefits to the executives. These perquisites include, where applicable, an automobile allowance, financial planning services, excess medical expense reimbursement, and executive supplemental long-term disability insurance premiums. The amounts shown for Mr. Mina in 2003 and 2004 include reimbursement of expenses related to his relocation to the New York headquarters and gross up amounts related to this reimbursement.

(c)	At January 29, 2005 the named executive officers held the following number of shares of restricted stock, having the values stated below, based upon a $26.16 closing price of the Company's Common Stock as reported on The New York Stock Exchange on January 28, 2005, the last business day prior to the end of the fiscal year.

Name	# of Shares of Restricted Stock	Year-End $ Value
M. D. Serra	415,000	10,856,400
R. T. Mina	175,000	4,578,000
B. L. Hartman	60,000	1,569,600
G. M. Bahler	60,000	1,569,600
J. L. Berk	30,000	784,800

(d)	In 2003 and 2004 the Company granted awards of restricted stock to the named executive officers on the dates indicated:
Name	Date of Grant	# of Shares	Closing Price on Date of Grant	Vesting Date	Grant Date $ Value
M. D. Serra	02/02/03	240,000	10.10	02/03/06	2,424,000
	09/11/03	100,000	16.46	09/11/04	1,646,000
	09/11/03	100,000	16.46	09/11/05	1,646,000
	02/18/04	75,000	25.55	03/15/05	1,916,250
R. T. Mina	02/02/03	100,000	10.10	02/03/06	1,010,000
	04/01/04	75,000	25.23	03/15/07	1,892,250
B. L. Hartman	04/16/03	30,000	10.25	04/16/06	307,500
	04/01/04	30,000	25.23	03/15/07	756,900
G. M. Bahler	04/16/03	30,000	10.25	04/16/06	307,500
	04/01/04	30,000	25.23	03/15/07	756,900
J. L. Berk	04/16/03	30,000	10.25	04/16/06	307,500

The shares of restricted stock will vest on their respective vesting dates, provided that the executive remains employed by the Company from the date of grant through the applicable vesting date. The executive has the right to receive and retain all regular cash dividends payable after the date of grant to record holders of Common Stock. We calculated the values of the restricted stock awards by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the individual grant dates by the total number of shares of restricted stock awarded on those dates.

(e)	The named executive officers received non-preferential dividends paid on the shares of unvested restricted stock that they held during the covered fiscal years, as itemized in the table below.
Name	Fiscal Year	Dividends Paid $
M. D. Serra	2004	117,825
	2003	76,500
	2002	4,500
R. T. Mina	2004	44,625
	2003	30,000
	2002	3,000
B. L. Hartman	2004	15,300
	2003	18,000
	2002	2,700
G. M. Bahler	2004	15,300
	2003	9,000
	2002	900
J. L. Berk	2004	7,650
	2003	7,500
	2002	600

(f)	Amounts stated in this column reflect payments made to the executives under the Company's Long-Term Incentive Compensation Plan. Payouts stated for 2004 were paid for the 2002-2004 Performance Period; payouts stated for 2003 were for the 2001-2003 Performance Period; and payouts stated for 2002 were for the 2000-2002 Performance Period.

(g)	Includes, where applicable, the dollar value of the premium paid by the Company for a universal life insurance policy for the benefit of the named executive and the dollar value of the Company's matching contribution under the 401(k) Plan made to the named executive's account in shares of Common Stock. The dollar value of amounts reported for 2004 are stated below. The shares of Common Stock for the matching contribution in 2004 were valued at $26.93 per share, which represents the closing price of a share of Common Stock on December 31, 2004, the last trading day of the plan year.
Name	Life Insurance Premium	Employer Matching Contribution Under 401(k) Plan
M. D. Serra	$0	$1,738
R. T. Mina	3,225	1,738
B. L. Hartman	5,628	1,738
G. M. Bahler	2,130	1,738

(h)	For 2004, amount includes $7,706 reimbursed to Mr. Mina for expenses arising from his relocation to the Company's New York headquarters in 2003, $5,892 for a tax gross-up relating to this reimbursement, and $28,881 in perquisites. For 2003, amount includes $162,083 reimbursed to Mr. Mina for expenses arising from his 2003 relocation, $133,959 for a tax gross-up relating to such reimbursement, and $28,670 in perquisites.

Long-Term Incentive Plan — Awards in Last Fiscal Year(a)

			Estimated Future Payouts Under Non-Stock Price-Based Plan
Name	Number of Shares, Units or Other Rights(#)	Performance Period Until Payout	Threshold($)	Target($)	Maximum($)
M. D. Serra	1,500,000	2004-2006	337,500	1,350,000	2,700,000
R. T. Mina	750,000	2004-2006	168,750	675,000	1,350,000
B. L. Hartman	600,000	2004-2006	135,000	540,000	1,080,000
G. M. Bahler	470,000	2004-2006	105,750	423,000	846,000
J. L. Berk	436,700	2004-2006	98,258	393,030	786,060

(a)	The named executive officers participate in the Long-Term Incentive Compensation Plan (the “Long-Term Plan”). Individual target awards under the Long-Term Plan are expressed as a percentage of the participant's Annual Base Salary. In 2004 the Compensation and Management Resources Committee (the “Compensation Committee”) approved awards to the participants for the Performance Period of 2004–2006. The amounts shown in the table above under the column headed “Number of Shares, Units or Other Rights” represent the annual rate of base salary for 2004 for each of the named executive officers. The amounts shown in the columns headed “Threshold,” “Target,” and “Maximum” represent 22.5 percent, 90 percent and 180 percent, respectively, of each of the named executive officers' annual base salary rate in the first year of the Performance Period and represent the amount that would be paid to him at the end of the applicable Performance Period if the Company achieves the established goals.

Unless otherwise determined by the Compensation Committee, any payment in connection with awards under this plan will be made only if and to the extent performance goals for the Performance Period are attained and only if the participant remains employed by the Company until the payment date. In addition, the Compensation Committee has the discretionary authority to award after completion of the Performance Period a pro rata payment to any participant whose employment terminated during the Performance Period if the performance goals are met. Further, upon a Change in Control, the Compensation Committee, has the discretionary authority to make a payment equal to or less than a pro rata portion of the individual target award based on the actual performance results achieved from the beginning of the Performance Period to the date of the Change in Control and the performance results that would have been achieved had the performance goals been met for the balance of the Performance Period.

Payment to a participant under the Long-Term Plan for each Performance Period shall be made, in the discretion of the Compensation Committee, in shares of Common Stock or in cash. If payment is made in shares of stock, the number of shares to be paid to the participant will be determined by dividing the achieved percentage of a participant's Annual Base Salary by the fair market value, as defined in the Long-Term Plan, of the Common Stock on the date of payment. The amount of any payout for the Performance Period may not exceed the lesser of 300 percent of that employee's Annual Base Salary or $5,000,000.

Any payout under the Long-Term Plan is calculated based upon the Company's performance in the applicable Performance Period and measured against the performance criteria set at the beginning of the applicable Performance Period by the Compensation Committee. These performance goals are based on one or more of the following criteria: (i) the attainment of certain target levels of, or percentage increase in, consolidated net income or (ii) the attainment of certain levels of, or a specified increase in, return on invested capital.

Option Grants in Last Fiscal Year

	Individual Grants(a)
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value($)(b)
M. D. Serra	100,000	8.60	25.365	2/18/14	660,638
R. T. Mina	80,000	6.88	25.385	4/01/14	524,604
B. L. Hartman	32,000	2.75	25.385	4/01/14	209,842
G. M. Bahler	32,000	2.75	25.385	4/01/14	209,842
J. L. Berk	32,000	2.75	25.385	4/01/14	209,842

(a)	During 2004 the Compensation and Management Resources Committee granted stock options to the named executive officers under the 1995 Stock Option and Award Plan (the “1995 Award Plan”) or the 2003 Stock Option and Award Plan (the “2003 Award Plan”).

The per-share exercise price of each stock option may not be less than the fair market value of a share of Common Stock on the date of grant. In general, no portion of any stock option may be exercised until the first anniversary of its date of grant. The options granted during 2004 become exercisable in three substantially equal installments, beginning on the first annual anniversary of the date of grant. If a participant retires, becomes disabled, or dies while employed by the Company or one of its subsidiaries, all unexercised options that are then immediately exercisable, plus those options that would have become exercisable on the next succeeding anniversary of the date of grant of each option, will remain (or become) immediately exercisable as of that date. Moreover, upon the occurrence of a “Change in Control,” as defined in the 2003 Award Plan and the 1995 Award Plan, all outstanding options will become immediately exercisable as of that date.

In general, options may remain exercisable for up to three years following a participant's retirement or termination due to disability, and for up to one year for any other termination of employment for reasons other than cause. However, under no circumstances may an option remain outstanding for more than ten years from its date of grant.

Options are also outstanding under the 1998 Stock Option and Award Plan (the “1998 Award Plan”). The terms of the 1998 Award Plan are substantially the same as the terms of the 1995 Award Plan and the 2003 Award Plan.

(b)	Values were calculated as of the date of grant using a Black-Scholes option pricing model. The values shown in the table are theoretical and do not necessarily reflect the actual values that the named executive officers may ultimately realize. Any actual value to the officer will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the option exercise price. In addition to the fair market value of the Common Stock on the date of grant and the exercise price, which are identical, the following assumptions were used to calculate the values shown in the table: a weighted-average risk-free interest rate of 2.57 percent; a stock price volatility factor of 33 percent; a 3.7 year weighted-average expected award life and a 1.1 percent dividend yield. The assumptions and calculations used for the model are consistent with the assumptions for reporting stock option valuations used in the Company's 2004 Annual Report on Form 10-K.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(a)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
M. D. Serra	250,000	3,612,584	666,666	233,334	8,925,160	1,459,840
R. T. Mina	24,162	270,507	162,504	163,334	1,943,321	1,331,776
B. L. Hartman	134,166	1,738,050	62,500	75,334	151,874	631,015
G. M. Bahler	57,498	757,076	170,001	74,501	1,717,617	622,427
J. L. Berk	40,000	774,188	167,499	74,501	1,432,385	622,427

(a)	The fair market value (the average of the high and low prices of the Company's Common Stock) on Friday, January 28, 2005, the last business day of 2004, was $26.33.

Retirement Plans

      The Company maintains the Foot Locker Retirement Plan (the “Retirement Plan”), a defined benefit plan with a cash balance formula, which covers associates of the Company and substantially all of its United States subsidiaries. All qualified associates at least 21 years of age are covered by the Retirement Plan, and plan participants become fully vested in their benefits under this plan generally upon completion of five years of service or upon attainment of normal retirement age while actively employed.

      Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated annually based upon a percentage of the participant's W-2 Compensation, as defined in the Retirement Plan. This percentage is determined by the participant's years of service with the Company as of the beginning of each calendar year. The following table shows the percentage used to determine credits at the years of service indicated.

Years of Service	Percent of All W-2 Compensation	+	Percent of W-2 Compensation Over $22,000
Less than 6	1.10		0.55
6–10	1.50		0.75
11–15	2.00		1.00
16–20	2.70		1.35
21–25	3.70		1.85
26–30	4.90		2.45
31–35	6.60		3.30
More than 35	8.90		4.45

      In addition, all balances in the participants' accounts earn interest at the fixed rate of 6 percent, which is credited annually. At retirement or other termination of employment, an amount equal to the vested balance then credited to the account under the Retirement Plan is payable to the participant in the form of a qualified joint and survivor annuity (if the participant is married) or a life annuity (if the participant is not married). The participant may elect to waive the annuity form of benefit described above and receive benefits under the Retirement Plan upon retirement in an optional annuity form or an immediate or deferred lump sum, or, upon other termination of employment, in a lump sum. Participants may elect one of the optional forms of benefit with respect to the accrued benefit as of December 31, 1995 if the individual participated in the Retirement Plan as of that date.

      The Internal Revenue Code limits annual retirement benefits that may be paid to, and compensation that may be taken into account in the determination of benefits for, any person under a qualified retirement plan such as the Retirement Plan. Accordingly, for any person covered by the Retirement Plan whose annual retirement benefit, calculated in accordance with the terms of this plan, exceeds the limitations of the Internal Revenue Code, the Company has adopted the Foot Locker Excess Cash Balance Plan (the “Excess Plan”). The Excess Plan is an unfunded, nonqualified benefit plan, under which the individual is paid the difference between the Internal Revenue Code limitations and the retirement benefit to which he or she would otherwise be entitled under the Retirement Plan.

      In addition, the Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded, nonqualified benefit plan, provides for payment by the Company of supplemental retirement, death and disability benefits to certain executive officers and certain other key employees of the Company and its subsidiaries. The named executive officers and three of the other executive officers of the Company currently participate in the SERP. Under the SERP the Compensation Committee sets an annual targeted incentive award for each participant consisting of a percentage of salary and bonus based on the Company's performance against target. Achievement of the target causes an 8 percent credit to a participant's account. The applicable percentage decreases proportionately to the percentage of the Company's performance below target, but not below 4 percent, and increases proportionately to the percentage of the Company's performance above target, but not above 12 percent. Participants' accounts accrue simple interest at the rate of 6 percent annually.

      The table below provides the estimated annual benefit for each of the named executive officers stated as a single life annuity under the Retirement Plan, the Excess Plan, and the SERP. The projections contained in the table assume each person's continued employment with the Company to his normal retirement date and that compensation earned during each year after 2004 to the individual's normal retirement date remains the same as compensation earned by him during 2004. The projections in the table below are based upon a single life annuity determined by converting the account balance projected to normal retirement date using a 6 percent interest rate at normal retirement age based on the average rate as published in Federal statistical release H.15 (519) for 30-year U.S. Treasury Bills for December 2004. The applicable interest rate is the rate specified in Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code.

Named Executive Officer	Total Annual Benefit For Years 1-3 Following Retirement(a)	Total Annual Benefit For Years 4 and Subsequent Following Retirement(a)
M. D. Serra	$983,741	$66,746
R. T. Mina	1,540,699	376,021
B. L. Hartman	800,714	81,079
G. M. Bahler	632,214	148,294
J. L. Berk	707,241	78,075

(a)	The amounts stated for years 1-3 following retirement include the SERP benefits, payable as a lump sum spread over a three-year period. The SERP projections include an 8.864 percent credit to the participants' accounts for 2004 and assume an annual 8 percent credit going forward. Beginning with the fourth year following retirement, the individuals' annual benefits will not include any SERP payments and, therefore, their annual benefits for those years will be reduced accordingly.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

      We have employment agreements with the named executive officers. The material terms of these agreements are described below.

M. D. Serra

      On February 9, 2005 the Company entered into an employment agreement (the “2005 Employment Agreement”) with Matthew D. Serra as Chairman of the Board, President and Chief Executive Officer. The 2005 Employment Agreement replaces the employment agreement between the Company and Mr. Serra dated January 21, 2003.

      Under the 2005 Employment Agreement, Mr. Serra will continue to serve as Chairman of the Board, President and Chief Executive Officer for a term beginning January 30, 2005 and ending February 2, 2008. Each January of the term beginning in January 2007, the term of the Employment Agreement will be extended for one additional year unless either Mr. Serra or the Board of Directors gives notice of intention not to extend the term.

      During the term of the 2005 Employment Agreement, we will pay Mr. Serra an annual base salary of $1.5 million. Mr. Serra's annual bonus at target is 125 percent of his base salary and his bonus at target under the Long-Term Incentive Compensation Plan for any three-year performance period is 90 percent of his base salary at the beginning of the performance period. Mr. Serra also receives certain perquisites, which are subject to annual dollar amount caps.

      In accordance with the terms of the 2005 Employment Agreement, Mr. Serra was granted an award of 105,000 shares of restricted stock, which will vest in three equal annual installments provided that Mr. Serra is continuously employed by the Company through the vesting dates and a stock option to purchase 115,000 shares of the Company's common stock at the exercise price of $27.01 per share. The options become exercisable in three equal annual installments on February 9, 2006, February 9, 2007, and February 1, 2008, and expire on the tenth anniversary of the grant date.

      In the event Mr. Serra's employment is terminated by the Company without Cause, or by Mr. Serra for Good Reason, he would receive the following payments: (1) his base salary to the end of the contract term, (2) annual bonus at target prorated to his termination date, and (3) long-term bonus for the performance period ending in the year his termination occurred, prorated to his termination date. In addition, his unvested shares of restricted stock would vest. If Mr. Serra's employment is terminated under certain circumstances following a Change in Control, he would receive the payments specified in the preceding sentence, but no less than 1.5 times the sum of his base salary and annual bonus at target. Also, Mr. Serra's unvested shares of restricted stock and stock options would fully vest. If payments made to Mr. Serra upon the termination of his employment following a Change in Control were subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Serra would be entitled to a Gross-up Payment, as defined in the 2005 Employment Agreement.

      The 2005 Employment Agreement contains a non-competition and non-solicitation provision for two years following the termination of the agreement.

R. T. Mina

      We have an employment agreement with Richard T. Mina in his position as President and Chief Executive Officer of Foot Locker, Inc.-U.S.A. The term of this agreement began on May 1, 2003 and ends on May 1, 2006 and will automatically be extended for additional one-year periods unless notice is given that the term will not be extended.

      If the Company terminates Mr. Mina's employment without Cause or if he terminates his employment for Good Reason, the Company will pay his base salary to him through his termination date and a severance benefit equal to the sum of two weeks' salary plus 1⁄26 of his annual bonus at target multiplied by his years of service, but this sum shall not be less than 52 weeks' salary. If Mr. Mina's employment is terminated by him for Good Reason or by the Company without Cause within 24 months following a Change in Control, as defined in the employment agreement, then he would be entitled to a severance benefit calculated using the same formula described in the preceding sentence, except that his minimum severance benefit may not be less than 104 weeks' salary plus two times his annual bonus at target.

B. L. Hartman, G. M. Bahler and J. L. Berk

      We also have employment agreements with Bruce L. Hartman in his position as Executive Vice President, and with Gary M. Bahler and Jeffrey L. Berk in their positions as Senior Vice Presidents of the Company. The term of each of these agreements ends on December 31, 2005 and will automatically be extended for additional one-year periods unless we give the executive notice that the Company does not intend to extend the term of the agreement.

      If the Company terminates the executive's employment without Cause or does not extend the term of the employment agreement beyond the then-current termination date, or if the executive terminates his employment for Good Reason, the Company will pay the executive's base salary to him through the termination date and a severance benefit equal to the sum of two weeks' salary plus 1⁄26 of the executive's annual bonus at target multiplied by his years of service, but this sum shall not be less than 52 weeks' salary. If the executive's employment is terminated by the executive for Good Reason or by the Company without Cause within 24 months following a Change in Control, as defined in the employment agreement, then he would be entitled to a severance benefit calculated using the formula described in the preceding sentence, except that the executive's minimum severance benefit may not be less than 104 weeks' salary plus two times his annual bonus at target.

Trust Agreement

      The Company has established a trust (the “Trust”) in connection with certain of its benefit plans, arrangements, and agreements, including certain of those described above, and other benefit plans, agreements or arrangements that subsequently may be covered (collectively, the “Benefit Obligations”). Under the Trust agreement, in the event of a Change in Control of the Company (as defined in the Trust agreement), the trustee would pay to the persons entitled to the Benefit Obligations, out of funds held in the Trust, the amounts to which they may become entitled under the Benefit Obligations. Upon the occurrence of a Potential Change in Control of the Company (as defined in the Trust agreement), the Company is required to fund the Trust with an amount sufficient to pay the total amount of the Benefit Obligations. Following the occurrence, and during the pendency, of a Potential Change in Control, the trustee is required to make payments of Benefit Obligations to the extent these payments are not made by the Company.

Compensation Committee Interlocks and Insider Participation

      During 2004 the following individuals (none of whom had been an officer or employee of the Company or any of its subsidiaries) served on the Compensation and Management Resources Committee: Purdy Crawford, Philip H. Geier Jr., James E. Preston, Christopher Sinclair and Cheryl Nido Turpin. There were no interlocks with other companies within the meaning of the SEC's proxy rules. As noted on Page 8, Mr. Crawford is Counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP, which provides legal services to the Company. Mr. Crawford does not participate in decisions regarding awards to executives covered by Section 16(a) of the Securities Exchange Act of 1934 under the Company's 1998 Award Plan, the 2003 Award Plan or, prior to its expiration, the 1995 Award Plan.

Compensation Committee's Report to Shareholders on Executive Compensation

      The Compensation and Management Resources Committee of the Board of Directors, composed of the independent directors named below, has responsibility for all compensation matters involving the Company's executive officers, and for significant elements of the compensation of the chief executive officers of its business units.

Compensation Policy

      The Company's executive compensation program is designed to attract, motivate, and retain talented retail industry executives in order to maintain and enhance the performance of the Company and its return to shareholders. The Committee believes that a substantial portion of the compensation of the Company's executive officers should be dependent on the Company's performance, with more senior officers having a greater portion of their compensation at risk. The principal components of the executive compensation program are as follows:

      Base salary. Base salaries for executive officers are determined based on a number of factors, including the responsibilities of the position, the performance of the executive, and base salaries for comparable positions at companies in the retail and athletic footwear and apparel industries.

      Annual Bonus. Executive officers participate in the annual bonus program, which provides for payment of a percentage multiple of the executive's base salary depending upon the Company's performance in relation to targets established by the Committee at the beginning of each plan year. In recent years, including 2004, these targets have been a combination of pre-tax income and return-on-invested-capital. These performance targets are based on the business plan and budget for the year reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors.

      Long-Term Bonus. Executive officers participate in the long-term bonus program, which provides for payment of a percentage multiple of the executive's base salary at the beginning of each three-year performance period depending upon the Company's performance over the period in relation to targets established by the Committee at the beginning of each period. For recent performance periods, including that for 2004-2006, these targets have been based on three-year average return-on-invested-capital. These performance targets are based on the three-year plan reviewed and approved by the Finance and Strategic Planning Committee and the Board of Directors at the beginning of each performance period.

      Stock Awards. The Company makes grants of stock options and, in some cases, restricted stock to executive officers in order to strengthen the tie between an executive officer's compensation opportunity and the shareholders' interest in increasing the price of Common Stock, and for retention purposes. Stock options are granted at fair market value on the grant date and are normally exercisable in one-third increments in each of the first three years following the date of grant. Restricted stock awards vest after an executive's continued employment by the Company for a specified period.

      The Committee, advised by an independent, nationally recognized compensation consultant that reports directly to the Committee, at least annually conducts a review of the Company's executive compensation program, including the compensation of its Chief Executive Officer. Based upon those reviews, the Committee believes that the Company's executive compensation program is competitive, and is reasonable and appropriate for the Company, taking into consideration its revenues, profitability, market position, complexity, and multinational operations, and that the program is effective in tying executive compensation to performance. The Company has a similar compensation program for other officers and for the senior management of its business units.

Chief Executive Officer's Compensation

      The compensation reported for 2004 for Mr. Serra, the Company's Chairman of the Board and Chief Executive Officer, was based on the same policies, described above, that apply to all of the Company's executive officers.

      • Mr. Serra's base salary of $1,500,000, unchanged from his base salary in 2003, was established based upon his responsibilities, his performance, and salaries for comparable positions.

      • His annual bonus payment of $1,662,000 was calculated in the same manner as that of other participants in the Annual Incentive Compensation Plan, and was the result of the Company slightly exceeding its pre-tax income and return-on-invested-capital plan for 2004.

      • His long-term bonus payment of $2,117,700 was calculated in the same manner as that of other participants in the Long-term Incentive Compensation Plan, and was the result of the Company significantly exceeding its return-on-invested-capital plan for 2002-2004.

      • The stock option grant of 100,000 shares at $25.365 per share, the fair market value on the date of grant, made to Mr. Serra in February 2004 reflected Mr. Serra's performance, responsibilities and his ability, through his efforts, to improve the value of the Company's Common Stock. Consistent with stock option grants made to other executives, this grant vests in three equal annual installments. The value of the stock option grant is wholly dependent on increases in the price of the Company's Common Stock over the price on the date of grant.

      • The restricted stock grant of 75,000 shares made to Mr. Serra in February 2004 reflected Mr. Serra's performance, responsibilities, the Company's desire to retain his services, and his ability, through his efforts, to improve the value of the Company's Common Stock. A portion of the value that Mr. Serra is expected to receive on the vesting of the restricted shares is dependent on increases in the price of the Company's Common Stock.

      Consistent with the Company's executive compensation policies, the great majority of Mr. Serra's compensation is at risk, dependent upon the Company's performance or the share price of its Common Stock. Over 70 percent of Mr. Serra's cash compensation for 2004 was paid through quantitative performance-based plans.

      In February 2005 the Committee approved a new employment agreement with Mr. Serra, the terms of which are described on Page 20 of the proxy statement. This agreement, which is for an initial term of three years with renewal provisions thereafter based upon the mutual agreement of the Company and Mr. Serra, provides for a compensation package that is consistent with the executive compensation policies discussed in this report and Mr. Serra's current compensation arrangements.

      In determining Mr. Serra's compensation, the Committee considered appropriate compensation for an executive of Mr. Serra's background and experience, Mr. Serra's performance as the Company's Chief Executive Officer, the benefits to the Company and its shareholders that are expected to result from retaining his services as the Company's Chief Executive Officer and providing him with a meaningful compensation opportunity tied to the performance of the Company and the price of its Common Stock, and the compensation of chief executive officers of other companies in the retail and athletic footwear and apparel industries. This Committee, acting jointly with the Nominating and Corporate Governance Committee, annually reviews Mr. Serra's performance as the Company's Chief Executive Officer and the results of this review are one factor in determining Mr. Serra's compensation.

One Million Dollar Pay Deductibility Cap

      In general, it is the Company's position that compensation paid to its executive officers should be fully deductible for U.S. tax purposes, and the Company has structured its bonus and stock option programs so that payments made under them are deductible. In certain instances, however, the Committee believes that it is in the best interests of the Company and its shareholders to have the flexibility to pay compensation that is not deductible under the limitations set by Section 162(m) of the Internal Revenue Code in order to provide a compensation package consistent with the executive compensation policies discussed in this report. In particular, that portion of Mr. Serra's base salary that exceeds $1,000,000 and the value of restricted stock awards made to Mr. Serra and, potentially, a portion of the restricted stock awards made to the other executive officers named in the compensation table are not expected to be deductible. It is the Committee's view that the benefits of securing the services of Mr. Serra and these officers, and their potential contribution to the performance of the Company, outweigh the Company's inability to obtain a deduction for those elements of compensation.

James E. Preston, Chairman
Purdy Crawford
Philip H. Geier Jr.
Christopher A. Sinclair
Cheryl Nido Turpin

Performance Graph

      The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Russell 2000 Index and a selected peer group from January 28, 2000 through January 28, 2005. The peer group comprises Dick's Sporting Goods, Inc., The Finish Line, Inc., Hibbett Sporting Goods, Inc., Genesco, Inc. (whose business includes operations outside of athletic footwear and apparel retailing), and The Sports Authority, Inc. The peer group used in the Company's performance graph in 2004 included Footstar, Inc. (“Footstar”). The Company purchased approximately 350 Footaction stores from Footstar in 2004 and, as a result, Footstar no longer operates in the specialty athletic footwear and apparel business. As a result of the change in the peer group made to reflect the deletion of Footstar, the Company took the opportunity to add Dick's Sporting Goods, Inc., Hibbett Sporting Goods, Inc. and Genesco, Inc., which had not previously been included in the selected peer group. The Company believes that this selected group reflects the Company's peers as retailers in the athletic footwear and apparel industry.

$0

Jan-00

Feb-01

Feb-02

Jan-03

Jan-04

Jan-05

Foot Locker

Russell 2000

Peer

$100

$200

$300

Dollars

$400

$500

$600

	1/28/00	2/2/01	2/1/02	1/31/03	1/30/04	1/28/05
Foot Locker	100.00	203.5	255.5	170.1	416.7	440.6
Russell 2000	100.00	99.4	95.1	73.8	115.1	121.5
Peer Group	100.00	201.1	263.7	212.8	478.5	520.1

Equity Compensation Plan Information

      The following table provides information as of January 29, 2005 for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity Compensation Plans Approved by Security Holders	5,909,536	$16.69	10,463,806	(1)(2)
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	5,909,536	$16.69	10,463,806

(1)	Includes securities available for future issuance under shareholder-approved compensation plans other than upon the exercise of an option, warrant or right, as follows: 3,000,000 shares under the 2003 Employees Stock Purchase Plan (the “2003 Stock Purchase Plan”) and 369,443 shares under the 2002 Directors Stock Plan. Participating employees under the 2003 Stock Purchase Plan may contribute up to 10 percent of their annual compensation to acquire shares of the Company's Common Stock at 85 percent of the lower market price on one of two specified dates in each plan year. The 2002 Directors Stock Plan provides for, in addition to stock option grants to non-employee directors, the payment of their annual retainer fees in stock and for the voluntary deferral of all or a portion of their annual retainer fees into stock units. Directors are required to receive at least 50 percent of their annual retainer fees in the form of stock. The total number of shares authorized under the 2002 Directors Stock Plan covers the issuance of stock in payment of the non-employee directors' annual retainer fees, stock option grants, and stock units allocated under this plan without specifying the number of shares that may be issued or awarded in any of these forms. As of January 29, 2005, there were 369,443 shares available under the 2002 Directors Stock Plan, all of which are included in column (c) of the table. As of this date, 11,992 shares under the 2002 Directors Stock Plan have been allocated into the deferred stock unit accounts.

(2)	The 1995 Stock Option and Award Plan (the “1995 Award Plan”), the 1998 Stock Option and Award Plan (the “1998 Award Plan”) and the 2003 Stock Option and Award Plan (the “2003 Award Plan”), which were previously approved by shareholders, contain limitations within their respective total number of authorized shares on the number of shares that may be awarded to participants in the form of restricted stock or Other Stock-Based Awards, and these shares are included in the total number disclosed in column (c). The 1995 Award Plan limits the number of shares that may be awarded as restricted stock to 1,500,000 shares, of which 675,000 shares remain available for issuance at the end of the 2004 fiscal year. However, no further awards may be made from the 1995 Award Plan as of March 8, 2005. The 1998 Award Plan limits the number of shares that may be awarded in the form of restricted stock and Other Stock-Based Awards to 3,000,000 shares, of which 1,691,430 shares remain available for issuance, and the 2003 Award Plan limits the number of shares that may be awarded in the form of restricted stock and Other Stock-Based Awards to 1,000,000 shares, of which 725,000 shares remain available for issuance. Payouts under the Long-Term Incentive Compensation Plan may, at the discretion of the Compensation Committee, be made in shares of Common Stock, and these shares would be issued as Other Stock-Based Awards under the 1998 Award Plan or the 2003 Award Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation provides that the members of the Board of Directors be divided into three classes serving staggered three-year terms, each class to be as nearly equal in number as the other two. The terms of Alan D. Feldman and the four directors who constitute Class II expire at the 2005 annual meeting upon the election and qualification of their successors. J. Carter Bacot, Purdy Crawford, Nicholas DiPaolo and Philip H. Geier Jr. will be considered for election as directors in Class II, each to hold office for a three-year term expiring at the annual meeting in 2008. In order to even out the classes, Alan D. Feldman will be considered for election as a director in Class III for a one-year term expiring at the annual meeting in 2006. Each nominee has been nominated by the Board of Directors for election and has consented to serve for the specified term. Mr. Feldman was elected to the Board effective February 1, 2005. Messrs. Bacot, Crawford, DiPaolo and Geier were elected to serve for their present terms at the 2002 annual meeting.

      The Board has established a retirement policy for directors, which is described on Page 7. Pursuant to that policy, the Nominating and Corporate Governance Committee has asked J. Carter Bacot, who attained age 72 in 2005, and Purdy Crawford, who turned 73 in 2004, and whose terms of office would have expired at the 2005 annual meeting, to stand for election at the 2005 annual meeting. The Nominating and Corporate Governance Committee also asked James E. Preston, who attains age 72 in April 2005 and who otherwise would have resigned from the Board at the 2005 annual meeting, to continue as a director.

      If, prior to the annual meeting, any of the five nominees becomes unable to serve as a director for any reason, the persons designated as proxies on the enclosed proxy card will have full discretion to vote the shares represented by proxies held by them for another person to serve as a director in place of that nominee.

      The seven remaining directors will continue in office, in accordance with their previous elections, until the expiration of the terms of their classes at the 2006 or 2007 annual meeting. Biographical information follows for the five nominees and for each of the seven other directors of the Company whose present terms as directors will continue after the 2005 annual meeting. There are no family relationships among the directors or executive officers of the Company.

      The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of the nominees identified for election.

Nominee for Director
Term Expiring in 2006

      Alan D. Feldman. Age 53. Director since February 1, 2005. President and Chief Executive Officer of Midas, Inc. (automotive repair and maintenance services) since January 13, 2003. He was an independent consultant from March 2002 to January 2003. Mr. Feldman previously held senior positions within McDonald's Corporation (restaurant and food services), including President and Chief Operating Officer of McDonald's Americas from March 2001 to March 2002 and President of McDonald's USA from July 1998 to March 2001.

Nominees for Directors
Terms Expiring in 2008

      J. Carter Bacot. Age 72. Director since 1993. Mr. Bacot served as the non-executive Chairman of the Board of the Company from March 4, 2001 to January 31, 2004 and is currently the lead director. He was Chairman of the Board of The Bank of New York Company, Inc. (bank holding company) and of The Bank of New York, its wholly owned subsidiary, from 1982 to February 7, 1998; Chief Executive Officer of The Bank of New York Company, Inc. and of The Bank of New York from 1982 to July 1, 1997. He is a trustee of Atlantic Mutual Insurance Company and a director of its subsidiary, Centennial Insurance Company, and he is a director of NVR, Inc.

      Purdy Crawford. Age 73. Director since 1995. Chairman of the Board of Allstream Inc. (Canada) (telecommunications) from June 1999 to June 2004. Chairman of the Board of Imasco Limited (Canada) (consumer products and services) from 1987 to February 2000 and its Chief Executive Officer from 1987 to 1995. Mr. Crawford is a director of Manitoba Telecom Services, Canadian National Railway Company, Maple Leaf Foods Ltd., and Seamark Asset Management Ltd. He is a director and trustee of Clearwater Seafoods Income Fund. He is counsel to the Canadian law firm of Osler, Hoskin & Harcourt LLP.

      Nicholas DiPaolo. Age 63. Director since 2002. Vice Chairman of Bernard Chaus, Inc. (apparel designer and manufacturer) since November 1, 2000; Chief Operating Officer of Bernard Chaus from November 1, 2000 to October 18, 2004. He was Chairman of the Board, President and Chief Executive Officer of Salant Corporation (diversified apparel company) from January 1991 until his retirement in 1997. Mr. DiPaolo is a director of Bernard Chaus, Inc. and JPS Industries.

      Philip H. Geier Jr. Age 70. Director since 1994. Chairman of the Board and Chief Executive Officer of Interpublic Group of Companies, Inc. (advertising agencies and other marketing communication services) from 1980 to December 31, 2000. He is a director of Fiduciary Trust Company International, AEA Investors, Inc., Alcon, Inc., Mettler-Toledo, Inc. and IAG Research.

Directors Continuing in Office
Terms Expiring in 2006

      Jarobin Gilbert Jr. Age 59. Director since 1981. President and Chief Executive Officer of DBSS Group, Inc. (management, planning and trade consulting services) since 1992. He is a director of PepsiAmericas, Inc. and Midas, Inc. He is a trustee of Atlantic Mutual Insurance Company. Mr. Gilbert is also a director of Harlem Partnership, Inc. and a permanent member of the Council on Foreign Relations.

      David Y. Schwartz. Age 64. Director since 2000. Independent business adviser and consultant, principally in the retail, distribution and service industries, since July 1997. He was a partner with Arthur Andersen LLP from 1972 until he retired from that public accounting firm in 1997. Mr. Schwartz is a director of Walgreen Co. and True Value Company.

      Cheryl Nido Turpin. Age 57. Director since 2001. President and Chief Executive Officer of the Limited Stores (retail merchants) from June 1994 to August 1997. She was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited, Inc., from January 1990 to June 1994. Ms. Turpin is a director of The Warnaco Group, Inc.

Directors Continuing in Office
Terms Expiring in 2007

      James E. Preston. Age 71. Director since 1983. Chairman of the Board of Avon Products, Inc. (manufacture and sale of beauty and related products) from 1989 to May 6, 1999, and Chairman and Chief Executive Officer of Avon Products, Inc. from 1989 to June 1998. Mr. Preston is a director of ARAMARK Corporation and Reader's Digest Association.

      Matthew D. Serra. Age 60. Director since 2000. The Company's Chairman of the Board since February 1, 2004, President since April 12, 2000 and Chief Executive Officer since March 4, 2001. He was the Company's Chief Operating Officer from February 9, 2000 to March 3, 2001, and President and Chief Executive Officer of the Company's Foot Locker Worldwide division from September 21, 1998 to February 8, 2000.

      Christopher A. Sinclair. Age 54. Director since 1995. Executive Chairman of the Board of Scandent Group Holdings, Mauritius (global provider of information technology services) since May 1, 2002. Mr. Sinclair was Managing Director of Manticore Partners LLC (venture capital and advisory firm) from February 1, 2001 to December 2004 and an Operating Partner of Pegasus Capital Advisors (private equity firm) from June 1, 2000 to June 1, 2002. Mr. Sinclair was Chairman of the Board of Caribiner International (business communications) from May 5, 1999 to May 30, 2000 and Chief Executive Officer from December 22, 1998 to May 30, 2000. He is a director of Scandent Group Holdings, Mauritius, Mattel, Inc., and eMerge Interactive, Inc.

      Dona D. Young. Age 51. Director since 2001. Chairman of the Board, President and Chief Executive Officer of The Phoenix Companies, Inc. (provider of wealth management products and services to individuals and institutions). Mrs. Young has held the positions of Chairman of the Board since April 1, 2003, President since February 2000, and Chief Executive Officer since January 1, 2003. She served as Chief Operating Officer from February 2001 to December 31, 2002. Mrs. Young is also Chairman of the Board since April 1, 2003 and Chief Executive Officer since January 1, 2003 of Phoenix Life Insurance Company. She previously served as President of Phoenix Life Insurance Company from February 2000 to March 31, 2003 and Chief Operating Officer from February 2001 to December 31, 2002. Mrs. Young joined Phoenix Home Life Mutual Insurance Company in 1980 and served in various management and legal positions, including Executive Vice President and General Counsel from 1995 to 2000. She is a director of The Phoenix Companies, Inc. and Wachovia Corporation.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as independent accountants of the Company for the fiscal year that began January 30, 2005, subject to ratification by the shareholders at the 2005 annual meeting. A resolution for ratification will be presented at the annual meeting.

      Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.

      The Board of Directors recommends that shareholders vote FOR Proposal 2.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG for the audit of Foot Locker's annual financial statements for 2004 and 2003, as well as fees billed for other services provided by KPMG during these two fiscal years.

Category	2004	2003

Audit Fees (1)	$3,227,000	$1,969,000
Audit-Related Fees (2)	166,000	106,000
Tax Fees (3)	52,000	634,000
All Other Fees	0	0

Total	$3,445,000	$2,709,000

(1)	Audit fees consisted of professional services rendered in conjunction with the audit of our annual financial statements, reviews of financial statements included in our Form 10-Qs, reviews of registration statements and issuances of consents, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. For 2004, audit fees also included work performed in connection with the attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans. For 2004, audit-related fees also included professional services in connection with an acquisition.

(3)	For 2004, tax fees consisted principally of assistance with matters related to tax compliance and the fee for such services is reflected in the table above. For 2003 tax fees consisted principally of assistance with matters related to tax compliance, tax planning and tax assistance services for expatriate employees. In 2003, fees for tax compliance, planning and preparation were $235,000 out of the total tax fees reported above for that year.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee has a policy that all audit and non-audit services to be provided by the independent accountants to the Company, including its subsidiaries and affiliates, is to be approved in advance by the Audit Committee, irrespective of the estimated cost for providing such services. Between meetings of the committee, the Audit Committee has delegated this authority to the Chair of the Committee. Management of the Company reviews with the Audit Committee at regularly scheduled meetings the total amount and nature of the audit and non-audit services provided by the independent accountants to the Company, including its subsidiaries and affiliates, since the committee's last meeting.

      None of the services pre-approved by the Audit Committee or the Chair of the Committee during 2004 utilized the de minimis exception to pre-approval contained in the applicable rules of the Securities and Exchange Commission.

Audit Committee Report

      In accordance with its charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities in the areas of the Company's accounting policies and practices, and financial reporting. The Committee has responsibility for appointing the independent accountants and internal auditors.

      The Audit Committee consists of five independent members, as independence is defined under the rules of The New York Stock Exchange.

      The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting. At meetings during 2004, the Committee discussed with management, KPMG LLP, the Company's independent registered public accountant, and the Company's internal auditors the assessment of the Company's internal control over financial reporting. The Committee also discussed with KPMG its attestation report and opinion on the Company's internal control over financial reporting contained in the Company's 2004 Annual Report on Form 10-K.

      The Audit Committee reviewed and discussed with management and KPMG the audited financial statements for the 2004 fiscal year, which ended January 29, 2005. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of KPMG's examination of the financial statements and the overall quality of the Company's financial reporting.

      The Audit Committee obtained from KPMG the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and discussed with KPMG any relationships that may affect its objectivity. The Audit Committee also considered whether the non-audit services provided by KPMG to the Company are compatible with maintaining KPMG's independence. The Committee has satisfied itself that KPMG is independent.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Foot Locker's Annual Report on Form 10-K for the 2004 fiscal year.

Purdy Crawford, Chair Nicholas DiPaolo Jarobin Gilbert Jr. David Y. Schwartz Dona D. Young

DEADLINES AND PROCEDURES FOR NOMINATIONS AND
SHAREHOLDER PROPOSALS

Deadlines

      Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2006 annual meeting must be received by the Secretary of the Company no later than December 9, 2005 in order to be considered for inclusion in the 2006 proxy statement.

      The Company's By-laws require that shareholders must follow certain procedures, which are described below, to nominate a person for election to the Board of Directors or to introduce an item of business at an annual meeting. We must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's annual meeting. Assuming that our 2006 annual meeting is held on schedule, we must receive this notice no earlier than January 25, 2006 and no later than February 24, 2006. However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

Procedures

      Foot Locker's By-laws provide that shareholders who wish to submit a nomination for director must deliver a notice to the Secretary of the Company at 112 West 34th Street, New York, New York 10120 not less than 90 days nor more than 120 days before the first anniversary of the prior year's annual meeting. These dates are published each year in the Company's proxy statement. The notice must contain the following information regarding the proposed nominee: (1) his or her name, age, business and residence address, (2) his or her principal occupation or employment, (3) the number of shares of the Company's Common Stock he or she beneficially owns, (4) any other information that is required to be disclosed under the Exchange Act and rules and regulations of the Securities and Exchange Commission and New York Stock Exchange, and (5) the executed consent of such person to serve if elected and an undertaking by him or her to furnish the Company with any information we may request in order to determine his or her eligibility to serve as a director. In addition, the notice must contain the name and address of the shareholder who is making the nomination and the number of shares of the Company's Common Stock he or she beneficially owns.

      Notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

OTHER BUSINESS

      The Board of Directors knows of no other business that will be presented at the 2005 annual meeting. If other matters properly come before the meeting, including matters that may have been proposed for inclusion in the Company's proxy materials but were omitted pursuant to the rules of the SEC, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors GARY M. BAHLER Secretary

April 8, 2005

YOUR  VOTE  IS  IMPORTANT
PLEASE VOTE YOUR PROXY

 Printed on recycled paper

Appendix I
FOOT LOCKER, INC. P R O X Y THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 25, 2005

Gary M. Bahler, Bruce L. Hartman, Matthew D. Serra, or any of them, each with power of substitution, are hereby authorized to vote the shares of the undersigned at the Annual Meeting of Shareholders of Foot Locker, Inc., to be held on May 25, 2005, at 9:00 A.M., local time, at Foot Locker, Inc., 112 West 34th Street, New York, New York 10120, and at any adjournment or postponement thereof, upon the matters set forth in the Foot Locker, Inc. Proxy Statement and upon such other matters as may properly come before the Annual Meeting, voting as specified on the reverse side of this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR VOTE BY TELEPHONE OR INTERNET. YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

EMPLOYEE PLANS

IF YOU ARE A PARTICIPANT IN THE FOOT LOCKER 401(k) PLAN OR THE FOOT LOCKER PUERTO RICO 1165(e) PLAN, THIS PROXY CARD ALSO COVERS THOSE SHARES ALLOCATED TO YOUR PLAN ACCOUNT. BY SIGNING AND RETURNING THIS PROXY CARD (OR VOTING BY TELEPHONE OR THE INTERNET) YOU WILL AUTHORIZE THE PLAN TRUSTEES TO VOTE THOSE SHARES ALLOCATED TO YOUR ACCOUNT AS YOU HAVE DIRECTED.

FOOT LOCKER, INC. P.O. BOX 11078 NEW YORK, N.Y. 10203-0078
Change of Address please mark this box

SEE REVERSE SIDE

YOUR VOTE IS IMPORTANT THANK YOU VOTING VOTE BY TELEPHONE OR INTERNET 24 Hours a Day - 7 Days a Week

To vote electronically, please use the following directions:		Proxy Vote-By-Phone 1-866-388-1532		Proxy Vote-By-Internet https://www.proxyvotenow.com/fl
		• Use any touch-tone telephone.		• Log on to the internet and go to the web site listed above.
		• Have your proxy card ready.	OR	• Have your proxy card ready.
		• Follow the simple recorded instructions.		• Follow the simple instructions that appear on your computer screen.

You may also vote the shares held in your account by telephone or via the Internet. Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. IF YOU CHOOSE TO VOTE BY TELEPHONE OR VIA THE INTERNET, THERE IS NO NEED TO FOR YOU MAIL BACK YOUR PROXY CARD. Both voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you. You may also change your selections on any or all of the proposals to be voted.

If you would like to access future Proxy Statements and Annual Reports electronically (as described in the 2005 Proxy Statement), please go to https://www.giveconsent.com/fl to give your consent. This consent will remain in effect until you notify Foot Locker, Inc. by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

1-866-388-1532			YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.
CALL TOLL-FREE TO VOTE
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.		Votes must be indicated (x) in Black or Blue ink.
DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 1 AND 2.
1.		ELECTION OF DIRECTORS.		FOR	AGAINST	ABSTAIN
NOMINEES FOR 3-YEAR TERMS: 01 Purdy Crawford, 02 Nicholas DiPaolo, 03 Philip H. Geier Jr. NOMINEE FOR 1-YEAR TERM: 04 Alan D. Feldman		2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

FOR all nominees listed above	WITHHOLD AUTHORITY to vote for all nominees listed above	*EXCEPTIONS	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
* Exceptions
I plan to attend meeting.

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2005 Annual Meeting of Shareholders of Foot Locker, Inc. and any adjournment or postponement thereof.

			Date Share Owner sign here		Co-Owner sign here